Exhibit 10.8

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”), is entered into as of September 24, 2015, between PREFORMED LINE PRODUCTS COMPANY, a corporation incorporated under the laws of the State of Ohio (“PLP U.S.”), with an address at 660 Beta Drive, Mayfield Village, Ohio 44143, PREFORMED LINE PRODUCTS PTY LTD, a corporation incorporated under the laws of the Commonwealth of Australia (“PLP Australia”), with an address at 190 Power Street, Glendenning NSW 2761, Australia, and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 1900 East Ninth Street, Cleveland, Ohio 44114.

The Borrowers (as hereinafter defined) and the Bank, with the intent to be legally bound, agree as follows:

1. Loan. The Bank has made or may make one or more loans (collectively and individually, the “Loan” or a “Loan”) to the Borrowers subject to the terms and conditions and in reliance upon the representations and warranties of the Borrowers set forth in this Agreement. The Loan is or will be evidenced by a promissory note or notes of the Borrowers and all renewals, extensions, amendments and restatements thereof (if one or more, collectively, the “Note”) acceptable to the Bank, which shall set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement by reference.

This Agreement, the Note, the subject LCs (as hereinafter defined) and all other agreements and documents now or hereafter executed and/or delivered pursuant hereto or thereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.” Capitalized and other terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

The term “Borrowers” shall mean, collectively, PLP U.S. and PLP Australia, and “Borrower” means any one of them, as the context may require.

The term “Companies” shall mean, collectively, the Borrowers and the Subsidiaries of the Borrowers, and “Company” means any one of them, as the context may require.

The term “Subsidiary” shall mean a corporation or other business entity if shares constituting a majority of its outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) are (or upon exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by the corporation or other business entity in question or another “Subsidiary of that corporation or other business entity or any combination of the foregoing.

2. Letters of Credit. Bank agrees that until the Expiration Date Bank will issue such letters of credit (each, a “subject LC”) for any Borrower’s account as such Borrower may from time to time request subject, however, to the conditions of this Agreement.

2.1 Maximum. Bank shall not issue any subject LC if, after giving effect thereto,

(a) the sum of (i) the aggregate undrawn balance of all then outstanding subject LCs plus (ii) the aggregate amount of all unreimbursed draws of all then outstanding subject LCs (the “LC Exposure”) would exceed Fifteen Million Dollars ($15,000,000) or

(b) the sum of the then aggregate outstanding Loans plus the then LC Exposure would exceed $50,000,000.

2.2 Term. No subject LC shall permit any draft to be drawn thereunder on a date (the “last draw date”) that is more than one (1) year after the date of its issue, nor shall any subject LC permit the last draw date to be later than the third (3rd) banking day next preceding the Expiration Date.

2.3 Form. Each subject LC shall:

(a) be issued in such form as Bank may reasonably require,

(b) be either a commercial letter of credit used solely for the importation of goods in the ordinary course of any Borrower’s business or a standby letter of credit, and

(c) be denominated in Dollars or Agreed Foreign Currencies (as such terms are defined in the Note).

2.4 Commission. Borrowers shall pay Bank at the issuance of each subject LC a non-refundable commission equal to

(a) Bank’s standard percentage fee of the face amount of each commercial import letter of credit, or

(b) one and one-eighth percent (1.125%) of the face amount of each standby letter of credit plus any other standard fees for issuance, amendment, registration or draws or any similar act generally charged by Bank in respect of letters of credit issued by it.

2.5 Reimbursement. Each Borrower agrees to reimburse Bank for each draft or other item paid by Bank pursuant to or otherwise in respect of any subject LC not later than one (1) Business Day after the date on which Bank made such payment.

2.6 Subject to Loan Back-up. In the event of a draw under any subject LC, Bank is irrevocably authorized to prepare, to sign any Borrower’s name to, and to deliver on any Borrower’s behalf an appropriate credit request requesting a Loan in an amount equal to the reimbursement amount plus any interest thereon, in the applicable currency. Bank will make the requested Loan even if any Event of Default shall then exist and even if Borrowers for any other reason would then not be entitled to obtain any subject loan. Bank shall disburse all such loan proceeds directly to Bank to satisfy Borrowers’ reimbursement liability.

2.7 Unconditional Obligation. The obligation of Bank to make, and of Borrowers to pay, the Loans made pursuant to the preceding section shall be absolute and unconditional and shall be performed under all circumstances, including (without limitation):

(a) any lack of validity or enforceability of the subject LC in question,

(b) the existence of any claim, offset, defense or other right that any Borrower may have against the beneficiary of such subject LC or any of its successors in interest,

(c) the existence of any claim, offset, defense or other right that Bank may have against any Borrower or any of its affiliates or against the beneficiary of such subject LC or any of their successors in interest,

(d) the existence of any fraud or misrepresentation in the presentment of any draft or other item drawn and paid under such subject LC or

(e) any payment of any draft or other item by Bank which does not strictly comply with the terms of such subject LC provided such payment shall not have constituted gross negligence or willful misconduct.

2.8 Cash Collateralization. If any Default or Event of Default shall occur and be continuing, on the Business Day that any Borrower receives notice from the Bank demanding the deposit of cash collateral pursuant to this paragraph, Borrowers shall deposit in an account with the Bank, in the name and for the benefit of the Lender (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clauses (iii), (iv) or (vi) of Section 10 of the Note. Such deposit shall be held by the Bank as collateral for the payment and performance of the Borrowers’ obligations under the Loan Documents. The Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Bank a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Bank and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Bank for draws on subject LCs for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy any other obligations.

2.9 Existing Letter of Credit. The parties acknowledge and agree that the following Letters of Credit have been issued by the Bank in favor of PLP U.S. and are outstanding on and as of the date of this Agreement: (i) 18117019-00 in the original face amount of $2,099,265.00 issued on March 22, 2012 in favor of PLP U.S. for the benefit of CITIBANK N.A., BANGKOK BRANCH (collectively, the “Existing Letter of Credit”). It is expressly understood and agreed by each of the parties hereto that the Existing Letter of Credit shall (i) constitute and be deemed to be subject LCs for all purposes of this Agreement, the Note and the other Loan Documents, and (ii) remain in full force and effect. PLP U.S. hereby ratifies, confirms and reaffirms in all respects its obligations under and with respect to the Existing Letter of Credit.

3. Representations and Warranties. Each Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the obligations arising under this Agreement and the other Loan Documents are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1. Existence, Power and Authority. Each Company is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the organizational power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except where the failure to be so qualified or licensed could not reasonably be expected to result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations. Each Company is duly authorized to execute and deliver the Loan Documents to which it is a party, all necessary organizational action to authorize the execution and delivery of the Loan Documents has been properly taken, and each Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

3.2. Financial Statements. The Borrowers have delivered or caused to be delivered to the Bank its most recent balance sheet, income statement and statement of cash flows (as applicable, the “Historical Financial Statements”). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Companies’ operations for the period specified therein. The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any customary comments and notes reasonably acceptable to the Bank.

3.3. No Material Adverse Change. Since the date of the most recent Financial Statements (as hereinafter defined), the Companies on a consolidated basis have not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could reasonably be expected to result in a material adverse change in their business, assets, operations, condition (financial or otherwise) or results of operation.

3.4. Binding Obligations. Each Company has full power and authority to enter into the transactions provided for in this Agreement and the other Loan Documents; and the Loan Documents, when executed and delivered by such Company, will constitute the legal, valid and binding obligations of such Company enforceable in accordance with their terms.

3.5. No Defaults or Violations. There does not exist any Default or Event of Default or any default or violation by any Company of or under any of the terms, conditions or obligations of: (i) its partnership agreement if such Company is a partnership, its articles or certificate of incorporation, regulations or bylaws if such Company is a corporation or its other organizational documents as applicable; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound, the violation of which could reasonably be expected to have a material adverse effect on the business, assets, operations, condition (financial or otherwise) or results of operations of the Companies on a consolidated basis; or (iii) in any material respect, any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6. Title to Assets. Each Company has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by such Company in the ordinary course of business since the date of the most recent Financial Statements, and (iii) Permitted Encumbrances (as hereinafter defined).

3.7. Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of any Borrower, threatened against any Company, which could reasonably be expected to result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations of the Companies on a consolidated basis and there is no basis known to any Borrower for any action, suit, proceeding or investigation which could reasonably be expected to result in such a material adverse change. All pending litigation against any domestic Company and litigation threatened in writing, in each case as of the date of this Agreement, is listed on the Addendum.

3.8. Tax Returns. Each Company has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.9. Employee Benefit Plans. Each employee benefit plan as to which any Company may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) no Company has withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.10 Environmental Matters. Each Company is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of any Borrower’s knowledge, threatened against any Company, any real property which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of any Borrower’s knowledge has occurred, on, under or to any real property in which any Company holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any federal, state or local governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.11. Intellectual Property. Each Company owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Companies on a consolidated basis.

3.12. Regulatory Matters. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13. Solvency. After giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of each Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) each Borrower will have sufficient cash flow to enable it to pay such Borrower’s debts as they become due, and (iii) no Borrower will have unreasonably small capital for the business in which it is engaged.

3.14. Disclosure. None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to any Borrower which materially adversely affects or, so far as any Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of any Company and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

4. Affirmative Covenants. Each Borrower agrees that from the date of execution of this Agreement until all obligations arising under, or related to, this Agreement and the other Loan Documents have been paid in full and any commitments of the Bank to Borrowers have been terminated, each Borrower will:

4.1. Books and Records. Maintain, and cause each other Company to maintain, books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, upon reasonable advance notice and in the presence of a representative of the Borrowers, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and each Borrower will make available to the Bank for examination copies of any reports, statements and returns which such Borrower or any other Company may make to or file with any federal, state or local governmental department, bureau or agency. In addition, each Company will permit the Bank at all reasonable times upon reasonable advance notice to consult with such Company’s directors, officers, accountants, plan administrators and, in the presence of an officer or designated representative of the Borrowers, employees in respect of its financial condition, properties and operations, each of which parties is hereby authorized to make such information available to the Bank to the same extent it would to such Company.

4.2. Interim Financial Statements; Certificate of No Default. Furnish the Bank within 45 days after the end of each of the first three fiscal quarters of each fiscal year the Borrowers’ Financial Statements for such period, in reasonable detail, certified by an authorized officer of each Borrower and prepared in accordance with GAAP consistently applied from period to period. Each Borrower shall also deliver a certificate as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrowers propose to take. As used in this Agreement, “Financial Statements” means the Borrowers’ consolidated and, if required by the Bank in its reasonable discretion, consolidating balance sheets, income statements and statements of cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

4.3. Annual Financial Statements; Budget; Other Financial Info. (a) Furnish the Borrowers’ Financial Statements to the Bank within 120 days after the end of each fiscal year. Those Financial Statements will be prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by the Borrowers and reasonably satisfactory to the Bank. Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period. The Borrowers shall also deliver to the Bank (i) copies of any management letters and auditor letters relating to the Financial Statements and (ii) a certificate as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrowers proposes to take.

(b) [INTENTIONALLY OMITTED]

(c) promptly following any request therefor, furnish such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Bank may reasonably request.

4.4. Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon any Company, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrowers shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its reasonable discretion.

4.5. Maintenance of Existence, Operation and Assets. Do all things necessary to (i) except as expressly permitted by Section 5.5, maintain, renew and keep in full force and effect each Company’s organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep each Company’s properties in good operating condition and repair, ordinary wear and tear excepted; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.6. Insurance. Maintain, and will cause each other Company to maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated.

4.7. Compliance with Laws. Comply. and cause each other Company to, comply, in all material respects, with all laws applicable to it and each Company and to the operation of its and each Company’s business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.8. Bank Accounts. Establish and maintain at the Bank, each of PLP U.S.’s and PLP Australia’s primary domestic depository accounts.

4.9. Financial Covenants. Comply with all of the financial and other covenants, if any, set forth on the Addendum (the “Financial Covenants”).

4.10. Additional Reports. Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrowers or the applicable Company proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against any Company involving (A) potential damages, amounts in dispute or fines of more than $1,500,000, (B) any temporary or permanent injunctive relief, or (C) criminal charges, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA) or (iv) any event which likely may result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Companies on a consolidated basis.

4.11. Further Assurances. (a) Subject to applicable law, at the request of the Bank, each Borrower shall cause each of its domestic Subsidiaries formed or acquired after the date of this Agreement to execute a guaranty in favor of the Bank in form and substance satisfactory to the Bank, in its sole discretion.

(b) Without limiting the foregoing, each Borrower will, and will cause each other Company to, execute and deliver, or cause to be executed and delivered, to the Bank such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required by law or which the Bank may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

5. Negative Covenants. Each Borrower covenants and agrees that from the date of this Agreement until all obligations arising under, or related to, this Agreement and the other Loan Documents have been paid in full and any commitments of the Bank to any Borrower have been terminated, except as set forth in the Addendum, no Borrower will, nor permit any other Company to, without the Bank’s prior written consent:

5.1. Indebtedness. Create, incur, assume or suffer to exist any indebtedness for borrowed money other than: (i) the Loan and any subsequent indebtedness to the Bank; (ii) open account trade debt incurred in the ordinary course of business, (iii) secured indebtedness permitted under Section 5.2 hereof and refinancing thereof, provided that the principal amount does not increase, (iv) indebtedness in favor of any Borrower or any other Company, (v) unsecured indebtedness in respect of bid, performance or surety, appeal or similar bonds, and completion guarantees, incurred in the ordinary course of business, (vi) interest rate hedging obligations, (vii) indebtedness listed on the Addendum existing on the date hereof (the “Existing Indebtedness”) so long as such indebtedness is unsecured, (viii) additional unsecured indebtedness not exceeding an aggregate principal amount of three million dollars ($3,000,000) at any one time outstanding for all Companies, and (ix) other additional unsecured indebtedness not exceeding an aggregate principal amount of twelve million dollars ($12,000,000) at any one time outstanding for all Companies (“Additional Unsecured Indebtedness”); provided, however, that in no event shall any such Additional Unsecured Indebtedness incurred after the date of this Agreement which is provided by any Domestic Lender to any Company, or by any Foreign Lender to any domestic Company (x) contain any representations, warranties, indemnities, covenants, pricing terms or any other terms (whether of a business nature or otherwise) that are more favorable to such Domestic Lender or Foreign Lender, as applicable, than those contained in the Loan Documents, (y) contain any terms that conflict with, or that are otherwise more restrictive on any Company than, any of the terms of the Loan Documents, or (z) confer rights on or to such Domestic Lender or Foreign Lender, as applicable, that are not conferred on or to the Bank under the Loan Documents or otherwise.

For purposes of this Section 5.1, the following terms shall have the following meanings:

“Domestic Lender” means (A) a financial institution, or a firm, corporation or other entity otherwise engaged in making, purchasing, holding or investing in loans and/or other extensions of credit, in any such case that is (1) organized under the federal laws of the United States of America, or (2) located in, or organized under the laws of, one of the states of the United States of America or any territory or other political subdivision of the United States of America, and (B) any branch, Subsidiary or affiliate of a financial institution, firm, corporation or other entity described in the immediately preceding clause (A) which is located outside of, or otherwise organized under the laws of any jurisdiction outside of, the United States of America or any territory or political subdivision thereof.

“Foreign Lender” means (A) a financial institution, or a firm, corporation or other entity otherwise engaged in making, purchasing, holding or investing in loans and/or other extensions of credit, in any such case that is located in, or organized under the laws of, a jurisdiction other than the United States of America or any one of the states, territories or other political subdivisions of the United States of America, and (B) any branch, Subsidiary or affiliate of a financial institution, firm, corporation or other entity described in the immediately preceding clause (A) which is located in, or otherwise organized under the laws of, the United States of America or any state, territory or political subdivision of the United States of America, in each case to the extent not otherwise covered by the definition of “Domestic Lender”.

5.2. Liens and Encumbrances. Except as provided in Section 3.6, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, other than (collectively, “Permitted Encumbrances”):

(i) any tax lien, or any lien securing workers’ compensation or unemployment insurance obligations, or any mechanic’s, carrier’s or landlord’s lien, or any lien arising under ERISA, or any security interest arising under article four (Bank deposits and collections) or five (letters of credit) of the Uniform Commercial Code, or any similar security interest or other lien, provided, however, that this clause (i) shall apply only to security interests and other liens arising by operation of law (whether statutory or common law) and in the ordinary course of business and shall not apply to any security interest or other lien that secures any indebtedness for borrowed money or any guaranty thereof or any obligation that is in material default in any manner (other than any default contested in good faith by timely and appropriate proceedings effective to stay enforcement of the security interest or other lien in question);

(ii) zoning or deed restriction, public utility easement, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of any of the property in question;

(iii) any lien securing or given in lieu of surety, stay, appeal or performance bonds, or securing performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule or as a condition to the transaction of business or the exercise of any right, privilege or license, provided, however, that this clause (iii) shall not apply to any lien or deposit securing an obligation that is in material default in any manner (other than any default contested in good faith by timely and appropriate proceedings effective to stay enforcement of the security interest or other lien in question);

(iv) any mortgage, security interest or other lien securing only the Loans and other obligations under this Agreement and the other Loan Documents;

(v) any mortgage, security interest, capitalized lease or other lien (each a “purchase money security interest”) which is created or assumed in purchasing, constructing or improving any real property or equipment or to which any such property is subject when purchased, provided, however, that (A) the purchase money security interest shall be confined to the aforesaid property, (B) the indebtedness secured thereby does not exceed the total cost of the purchase, construction or improvement, (C) any such indebtedness, if repaid in whole or in part, cannot be reborrowed and (D) the aggregate amount of all indebtedness secured by purchase money security interests permitted by this clause (vi) shall not at any time exceed an aggregate amount equal to five million dollars ($5,000,000) at any one time outstanding for all Companies;

(vi) any mortgage, security interest or other lien (other than any purchase money security interest) which encumbers any fixed asset of any corporation or other business entity that is not a Subsidiary of any Borrower on the date of this Agreement but which becomes, by acquisition, a subsidiary of a Borrower after the date of this Agreement, but only if (A) the mortgage, security interest or other lien in question encumbered the fixed asset in question at the time such subsidiary is acquired and (B) the aggregate amount of all indebtedness secured by mortgages, security interests or other liens permitted by this clause (vi) does not at any time exceed an aggregate amount equal to five million dollars ($5,000,000) at any one time outstanding for all Companies;

(vii) any lease other than any capitalized lease (it being agreed that a capitalized lease is a lien rather than a lease for the purposes of this Agreement);

(viii) any mortgage, security interest or other lien which (A) is fully disclosed in the Borrowers’ most recent financial statements or in the supplemental schedule and (B) secures only indebtedness that is fully disclosed in the Borrowers’ most recent financial statements or in the supplemental schedule or any renewal or refinancing of any such indebtedness if and to the extent that the renewal or refinancing does not increase the then amount of the indebtedness renewed or refinanced;

(ix) any mortgage, security interest or other lien not otherwise permitted under this Section 5.2; provided, however, that the aggregate amount of all indebtedness secured by mortgages, security interests and other liens permitted by this clause (vii) does not at any time exceed an aggregate amount equal to ten million dollars ($10,000,000) at any one time outstanding for all Companies; and

(x) any financing statement perfecting a security interest that would be permissible under this Section 5.2.

5.3. Guarantees. Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except (i) in connection with the endorsement and deposit of checks in the ordinary course of business for collection, (ii) any existing or future guaranty by a Company of any liability owing by any other Company, (iii) any guaranty by any Subsidiary of any Borrower executed in favor of the Bank, and (iv) any existing or future guaranty; provided, however, that after giving effect thereto, the maximum aggregate amount of all liabilities incurred by the Companies pursuant to one or more guaranties (exclusive of guaranties permitted by clauses (i) through (iii) above) would not at any time exceed an amount equal to ten million dollars ($10,000,000) at any one time outstanding for all Companies.

5.4. Loans or Advances. Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except (i) investments disclosed on the Borrowers’ Historical Financial Statements, (ii) any existing or future advances made to an officer or employee of any Borrower solely for the purpose of paying ordinary and reasonable business expenses of any Borrower, (iii) any existing or future investment in direct obligations of the United States of America or any agency thereof, in certificates of deposit issued by the Bank, or in any other money-market investment if it carries the highest quality rating of any nationally-recognized rating agency; provided, however, that no investment permitted pursuant to this clause (iii) shall mature more than ninety (90) days after the date when made, (iv) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business, (v) purchases or other acquisitions of all or substantially all of the capital stock of any corporation or other business enterprise expressly permitted under Section 5.8, or (vi) any existing or future investment, advance or loan; provided, however, that after giving effect thereto the aggregate amount of all investments, advances and loans (exclusive of investments, advances and loans permitted under clauses (i) through (v) of this Section 5.4) made by the Companies would not at any time exceed an aggregate amount equal to fifteen million dollars ($15,000,000) for all Companies.

5.5. Merger or Transfer of Assets. Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets (other than (y) transfers of inventory in the ordinary course of business and (z) other assets in the ordinary course of business having a value of not more than $3,000,000 in any fiscal year of PLP U.S.), operations or business, whether now owned or hereafter acquired, except, so long as both immediately before and after giving effect thereto, no Default of Event of Default exists or shall exist, a merger or consolidation involving only Subsidiaries of PLP U.S., any merger of PLP U.S. with one or more of its Subsidiaries in which PLP U.S. is the surviving corporation, or any dissolution and liquidation of a Subsidiary of any Borrower.

5.6. Change in Business, Management or Ownership. Make or permit any change in its form of organization (except pursuant to a transaction permitted pursuant to Section 5.5), or the nature of its business as carried on as of the date hereof.

5.7. Dividends. Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity; provided, however, that PLP U.S. may declare and pay dividends (in cash or in kind) so long as (i) no Default or Event of

Default shall then exist or would thereupon occur, and (ii) the amount or value of such dividend, when added to the amount and/or value of all dividends made by PLP U.S. in the fiscal year in which such dividend is proposed to be made, does not exceed five million dollars ($5,000,000); and provided, further, that any Subsidiary of PLP U.S. may declare and pay dividends to (in cash or in kind) PLP U.S.; and provided, further, that PLP U.S. may purchase, redeem, retire or otherwise acquire any of its equity so long as (i) no Default or Event of Default shall then exist or would thereupon occur, and (ii) the dollar amount of such purchase, redemption, retirement or acquisition, when added to the dollar amounts of all purchases, redemptions, retirements or acquisitions of its equity made by PLP U.S. during the period commencing after January 23, 2014 and ending on the date of the proposed transaction, does not exceed twenty-one million dollars ($21,000,000).

5.8. Acquisitions. Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity, except that PLP U.S. may make purchases or other acquisitions of all or substantially all of the capital stock or assets and business of any corporation, division or other business enterprise so long as (i) the aggregate consideration of any individual transaction does not exceed $35,000,000 and the aggregate consideration of all such transactions consummated after September     , 2015 does not exceed $55,000,000, (ii) both immediately before and after giving effect to the proposed transaction, no Default or Event of Default shall exist, (iii) both immediately before and after giving effect to the proposed transaction, PLP U.S. shall be in compliance with the Financial Covenants, (iv) (A) not less than 30 days prior to the consummation of the proposed transaction, PLP U.S. shall have provided the Bank with notice of such transaction, (B) not less than ten (10) Business Days prior to the consummation of the proposed transaction, (1) copies of then available drafts of all agreements and other instruments and documents to be executed in connection with such transaction and (2) a copy of all business and financial information reasonably requested by the Bank including pro forma consolidating financial statements and statements of cash flow, and (C) not less than two (2) Business Days prior to the consummation of the proposed transaction, copies of the final forms of all agreements and other instruments and documents to be executed in connection with such transaction (collectively, the “Final Agreements”) (together with all drafts thereof produced after the delivery of the drafts delivered under clause (iv)(B) of this Section 5.8), and (v) the terms of the proposed transaction are reasonably acceptable to the Bank. So long as Bank shall have received all of the items referred to in the foregoing clause (iv) of this Section 5.8 within the time periods set forth therein, the Bank shall notify PLP U.S. not later than one (1) Business Day prior to the consummation of the proposed transaction whether or not the terms of such transaction are acceptable to the Bank. In the event that Bank so notifies PLP U.S. that the terms of the proposed transaction are acceptable to the Bank, so long as all of the conditions set forth in this Section 5.8 shall have been met, PLP U.S. may proceed to consummate the proposed transaction in accordance with, and utilizing, the Final Agreements with respect to such proposed transaction (it being understood that such Final Agreements may contain minor, non-substantive changes to the non-material terms thereof). Not later than ten (10) Business Days after the consummation of any such transaction, PLP U.S. shall deliver to Bank copies of all of the agreements, instruments and other documents executed and delivered in connection therewith.

5.9 Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement after the date of this Agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any other Company to create, incur or permit to exist any lien, mortgage, pledge, encumbrance, security interest or charge of any kind upon any of its property or assets, or (b) the ability of any Company to pay dividends or other distributions with respect to any shares of its capital stock (or other form of ownership) or to make or repay loans or advances to any Borrower or any other Company or to guarantee indebtedness of any Borrower or any other Company; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document and (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such indebtedness.

6. Events of Default. The occurrence of any of the following will be deemed to be an Event of Default:

6.1. Covenant Default. Any Company shall fail to observe or perform or otherwise default in the performance of any of the covenants or agreements contained in Sections 2.4, 2.5,4.1, 4.2, 4.3, 4.5, 4.7, 4.9, 4.10, 4.11 or 5.1 through 5.9 (inclusive) of this Agreement.

6.2. Covenant Default with Grace. Any Company shall fail to observe or perform or otherwise default in the performance of any covenant or agreement contained in this Agreement (other than those referred to in Section 6.1 above) and such failure or default shall continue unremedied or uncured for a period of thirty (30) days after the earlier of knowledge by any Company of such failure or default or notice thereof from the Bank; provided that in no event shall this Section 6.2 in any way serve to increase any of the grace periods set forth in Section 10 of the Note or in any other Loan Document.

6.3. Breach of Warranty. Any Financial Statement, representation, warranty or certificate made or furnished by any Borrower or any other Company to the Bank in connection with this Agreement shall be false, incorrect or incomplete in any material respect when made.

6.4. Other Default. The occurrence of an Event of Default as defined in the Note or any of the Loan Documents.

Upon the occurrence and during the continuance of an Event of Default, the Bank will have all rights and remedies specified in the Note and the Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7. Conditions. The Bank’s obligation to make any advance under the Loan is subject to the conditions that as of the date of the advance:

7.1. Conditions to Effectiveness of this Agreement. The obligations of the Bank to make Loans and to issue subject LCs hereunder shall not become effective until the date on which each of the conditions set forth on the Closing Checklist is satisfied, which Closing Checklist is attached hereto as Exhibit A and hereby incorporated herein by reference.

7.2 Conditions to Each Advance. In addition to the satisfaction of the conditions set forth in Section 7.1 above, the obligation of the Bank to make a Loan and to issue, amend, renew or extend any subject LC, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Borrower set forth in this Agreement shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such letter of credit, as applicable.

(b) At the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such subject LC, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) After giving effect to any Loan or the issuance of any subject LC, the aggregate outstanding balance of the Loans plus the aggregate face amount of all outstanding subject LCs shall not exceed $50,000,000.

Each Loan and each issuance, amendment, renewal or extension of a subject LC shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

8. Expenses. Each Borrower agrees to pay the Bank, upon the execution of this Agreement, and otherwise on demand, all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the obligations arising under this Agreement and the other Loan Documents, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9. Increased Costs; Yield Protection. On written demand, together with written evidence of the justification therefor, the Borrowers agree to pay the Bank all direct costs incurred, any losses suffered or payments made by the Bank as a result of any Change in Law (hereinafter defined), imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets relative to the Facility. “Change in Law” means the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. In addition, each Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any advance (or any part thereof) bearing interest under the Daily LIBOR or LIBOR with an interest period in excess of 7 days) which the Bank sustains or incurs as a consequence of either (i) a Borrower’s failure to make a payment on the due date thereof, (ii) a Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any advance, or (iii) a Borrower’s payment, prepayment or conversion of any advance bearing interest under the Daily LIBOR or LIBOR with an interest period in excess of 7 days on a day other than the last day of the applicable LIBOR Interest Period, including but not limited to the Cost of Prepayment. “Cost of Prepayment” means an additional amount, if any (in each case as specified by Bank in a certificate setting forth the basis of such computation), as is necessary to compensate Bank for any loss or costs (including, without limitation, any costs of exchange and costs of hedging) incurred by the Bank as a consequence of any of the actions described in clause (iii) of the preceding sentence. The Cost of Prepayment shall also apply to any payments made after acceleration of the maturity of this Note. The Bank’s determination of an amount payable under this paragraph shall, in the absence of manifest error, be conclusive and shall be payable on demand.

10. Appointment; Nature of Relationship. Each Borrower, hereby appoints, PLP U.S. to act as the Borrower Representative (the “Borrower Representative”) to act on behalf of each Borrower as its contractual representative hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative. The Lender and its respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Article 14.

11. Joint and Several Obligations. Subject to the limitations with respect to the obligation and liability of PLP Australian set forth in the Note, all obligations arising under this Agreement and the other the Loan Documents shall be joint and several, and each Borrower shall make payment upon the maturity of such obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by the Lender to any Borrower, failure of the Lender to give any Borrower notice of borrowing or any other notice, any failure of the Lender to pursue or preserve its rights against any Borrower, the release by the Lender of any collateral (if any) now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Lender to the other Borrowers or any collateral for such Borrower’s obligations or the lack thereof. Each Borrower waives all suretyship defenses. Without limiting the generality of the foregoing, each of the Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations of, and inure to and are binding upon, each and all of the Borrowers, jointly and severally. Each covenant, agreement, obligation, representation and warranty of the Borrowers contained herein constitutes the joint and several undertaking of each Borrower. PLP U.S. acknowledges that its obligations undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of the other Borrower and, in full recognition of that fact, PLP U.S. consents and agrees that the Lender may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to PLP U.S.: (a) supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Loan Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept partial payments; (d) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Lender, in its sole and absolute discretion may determine; (e) release any person from any personal liability with respect to this Agreement or any part thereof; (f) settle, release on terms satisfactory to the Lender or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (g) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower, or any other person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby. Each Borrower states and acknowledges that: (w) pursuant to this Agreement, the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if each Borrower were not jointly and severally liable for payment of the obligations as set forth in this Section 11; (x) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (y) it is both a condition precedent to the obligations of the Lender hereunder and a desire of the Borrowers that each Borrower execute and deliver to the Lender this Agreement; and (z) the Borrowers have requested and bargained for the structure and terms of and security for, if any, the advances contemplated by this Agreement. Each Borrower agrees if such Borrower’s joint and several liability hereunder, or if any liens securing such joint and several liability, would, but for the application of this Section 11, be unenforceable under applicable law, such joint and several liability and each such lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such lien to be unenforceable under applicable law, and such joint and several liability and such lien shall be deemed to have been automatically amended accordingly at all relevant times. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the obligations constituting a Loan made to another Borrower hereunder or other obligations arising under this Agreement or the other Loan Documents incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and, be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (A) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (B) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the United States Bankruptcy Code, Section 4 of the UFTA, or (C) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the United States Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of each Loan. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

12. Miscellaneous.

12.1. Notices: All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

12.2. Preservation of Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

12.3. Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

12.4. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Borrowers from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrowers will entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstance.

12.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

12.6. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

12.7. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrowers and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrowers may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

12.8. Interpretation. In this Agreement, unless the Bank and the Borrowers otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. If this Agreement is executed by more than one party as a Borrower, the obligations of such persons or entities will be joint and several.

12.9. No Consequential Damages, Etc. The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including any Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

12.10. Assignments and Participations. At any time, without any notice to the Borrowers, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loan. Each Borrower hereby authorizes the Bank to provide, without any notice to such Borrower, any information concerning any Borrower, including information pertaining to any Borrower’s financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank’s interest in the Loan.

12.11. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated above is located. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE BANK’S OFFICE INDICATED ABOVE IS LOCATED, EXCLUDING ITS CONFLICT OF LAWS RULES. Each Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against any Borrower individually, against any security or against any property of any Borrower within any other county, state or other foreign or domestic jurisdiction. The Bank and each Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrowers. Each Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

12.12 USA PATRIOT ACT. The Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Bank is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow the Bank to identify each Borrower in accordance with the Act.

12.13. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. EACH BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

12.14 Amendment and Restatement. This Agreement amends and restates that certain Loan Agreement, dated as of February 5, 2010, by and between PLP U.S. and Lender, as previously amended from time to time (the “Original Loan Agreement”). As such, this Agreement represents in part a renewal of, and is executed and delivered in substitution and exchange for, and not in satisfaction of or a novation of, the Loans and the other obligations under the Original Loan Agreement and the Note. The Borrowers hereby confirm and agree that the Loans and the other obligations under the Original Loan Agreement, the Note and the documents executed in connection therewith, as modified hereby, are continuing obligations of the Borrowers. Except for payments made prior to and on the date hereof, nothing herein shall be construed to deem any Loans or obligations of the Borrowers or any other guarantor thereof paid.

Upon the effectiveness of this Agreement, each reference to the Loan Agreement in any of the other Loan Documents shall mean and be a reference to this Agreement.

[Remainder of Page Intentionally Left Blank]

Each Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

WITNESS / ATTEST:	PREFORMED LINE PRODUCTS COMPANY

By:	By:
Name:	Name:
Title:

WITNESS / ATTEST:	PREFORMED LINE PRODUCTS PTY LTD

By:	By:
Name:	Name:
Title:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page to

Amended and Restated Loan Agreement

ADDENDUM to that certain Amended and Restated Loan Agreement dated September     , 2015 between PREFORMED LINE PRODUCTS COMPANY and PREFORMED LINE PRODUCTS PTY LTD as the Borrowers and PNC Bank, National Association, as the Bank. Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement. Section numbers below refer to the sections of the Agreement.

3.6 Title to Assets. Describe additional liens and encumbrances below with respect to domestic Companies:

3.7 Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below with respect to domestic Companies:

5.1 Indebtedness. Describe unsecured indebtedness existing on the date of the Agreement below:

CONTINUATION OF ADDENDUM

FINANCIAL COVENANTS

(1) The Borrowers will maintain at all times a minimum Tangible Net Worth of $203,000,000, to be increased on each December 31 commencing on December 31, 2015, by an amount equal to 50.0% of the Borrowers’ net income after taxes (if a positive number) for the fiscal year then ending.

(2) The Borrowers will maintain at all times a ratio of Funded Debt to EBITDA on a rolling four quarter basis of less than 2.50 to 1.0.

(3) The Borrowers will maintain as of the end of each fiscal quarter, on a rolling four quarters basis, an Interest Coverage Ratio of at least 3.50 to 1.0.

As used herein:

“EBIT” means net income plus interest expense plus federal, state and local income tax expense.

“EBITDA” means net income plus interest expense plus federal, state and local income tax expense plus depreciation plus amortization.

“Interest Coverage Ratio” means (i) EBIT, divided by (ii) the sum of interest expense.

“Funded Debt” means all indebtedness for borrowed money having an original term of more than one year, including but not limited to capitalized lease obligations, reimbursement obligations in respect of letters of credit, and guaranties of any such indebtedness.

“Tangible Net Worth” means stockholders’ equity in the Borrowers less any advances to affiliated parties less all items properly classified as intangibles.

All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments).

ADDITIONAL COVENANTS